Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
SUNLIGHT FINANCIAL HOLDINGS INC.

Sunlight Financial Holdings Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
FIRST.   At 11:59 p.m. on August 22, 2023 (the “Split Effective Time”), every twenty (20) issued and outstanding shares of the Corporation’s Class A Common Stock, par value $.0001 per share, as of the date and time immediately preceding the Split Effective Time (the “Old Class A Shares”), shall automatically be reclassified as and converted into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock the Corporation (the “New Class A Shares”) without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). Further, every right, option and warrant to acquire Old Class A Shares outstanding immediately prior to the Split Effective Time shall, as of the Split Effective Time and without any further action, automatically be reclassified into the right to acquire one (1) New Class A Share for every twenty (20) Old Class A Shares, but otherwise upon the terms of such right, option or warrant (except that the exercise or purchase price of such right, option or warrant shall be proportionately adjusted). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Class A Common Stock shall receive that number of New Class A Shares based on the conversion ratio of their shares of Old Class A Shares to New Class A Shares set forth above, rounded up to the next whole share of Class A Common Stock.
SECOND.   At the Split Effective Time, every twenty (20) issued and outstanding shares of the Corporation’s Class C Common Stock, par value $.0001 per share, as of the date and time immediately preceding the Split Effective Time (the “Old Class C Shares”), shall automatically be reclassified as and converted into one (1) validly issued, fully paid and non-assessable share of Class C Common Stock the Corporation (the “New Class C Shares”) without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below. Further, every right, option and warrant to acquire Old Class C Shares outstanding immediately prior to the Split Effective Time shall, as of the Split Effective Time and without any further action, automatically be reclassified into the right to acquire one (1) New Class C Share for every twenty (20) Old Class C Shares, but otherwise upon the terms of such right, option or warrant (except that the exercise or purchase price of such right, option or warrant shall be proportionately adjusted). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Class C Common Stock shall receive that number of New Class C Shares based on the conversion ratio of their shares of Old Class C Shares to New Class C Shares set forth above, rounded up to the next whole share of Class C Common Stock.
THIRD.   Each holder of record of a certificate which as of the last trading day preceding the Split Effective Time represents Old Class A Shares or Old Class C Shares (the “Old Certificates”) shall be entitled to receive upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate (the “New Certificates”) representing the number of whole shares of Class A Common Stock or Class C Common Stock, as applicable, into and for which the shares formerly represented by such Old Certificates so surrendered are exchangeable. From and after the Split Effective Time, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof.
FOURTH.   That a resolution was duly adopted by the board of directors of the Corporation, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth the above mentioned amendment to the Certificate of Incorporation and declaring said amendment to be advisable.
FIFTH.   That this amendment was duly authorized by the holders of 66 2/3% of the outstanding voting stock of the Corporation at a duly authorized meeting of the stockholders of the Corporation. Said amendment was duly adopted in accordance with the provisions of the General Corporation Law.

Exhibit 3.1
IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been signed by the Chief Executive Officer of the Corporation this 22nd day of August, 2023.

SUNLIGHT FINANCIAL HOLDINGS INC.

By:    /s/ Matthew Potere
Matthew Potere, Chief Executive Officer